EXHIBIT 99.1
News Release
Contacts:	Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Provides First Quarter 2012 Guidance
And Initial Second Quarter 2012 Outlook

WEST CHESTER, OH, March 15, 2012 - AK Steel (NYSE: AKS) today provided guidance for its first quarter 2012 financial results, and an initial outlook for its second quarter of 2012.
AK Steel said it expects shipments of approximately 1,310,000 tons in the 2012 first quarter, or about 7% lower than the fourth quarter of 2011. The company said it expects that its average per-ton selling price for the first quarter of 2012 will be about 6% higher than the fourth quarter of 2011. The expected quarter-over-quarter selling price increase is primarily due to an improved value-added product mix and an increase in spot market pricing for the first quarter of 2012. AK Steel also said it expects to record a LIFO credit for the first quarter of 2012 that would be lower than the LIFO credit it recorded for the fourth quarter of 2011.
As a result of all these factors, AK Steel said it expects to incur a net loss of between $0.11 and $0.15 per diluted share of common stock for the first quarter of 2012 which would represent an improvement compared to the loss per share reported for the fourth quarter of 2011.
With respect to the second quarter of 2012, AK Steel said that it expects business conditions to improve compared to first quarter of 2012, led by increased strength in the automotive market. Overall, the company expects its second quarter 2012 shipments to be higher than for the first quarter of 2012. The company also expects to have improved operating rates in the 2012 second quarter, along with lower costs for raw materials, as compared to the first quarter. As a result, AK Steel said that it expects to generate net income for the second quarter of 2012.

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Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as updated in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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